BARNWELL INDUSTRIES, INC.	P R E S S RELEASE 1100 Alakea Street, Suite 2900 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181 Website: www.brninc.com

CONTACT:	Alexander C. Kinzler
Chief Executive Officer and President
Russell M. Gifford
Executive Vice President and Chief Financial Officer
Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS RESULTS
FOR THE THIRD QUARTER AND NINE MONTHS ENDED JUNE 30, 2018
_____________________________________________________________________________________________________________________________________________________________________________

HONOLULU, HAWAII, August 10, 2018 -- Barnwell Industries, Inc. (NYSE American: BRN) today reported net losses of $374,000, $0.05 per share and $712,000, $0.09 per share, for the three and nine months ended June 30, 2018, respectively, as compared to a net loss of $512,000, $0.06 per share, and net earnings of $514,000, $0.06 per share, for the three and nine months ended June 30, 2017, respectively.
Mr. Alexander Kinzler, Chief Executive Officer of Barnwell, commented, "The decrease in the loss for the quarter ended June 30, 2018 as compared to last year's three months ended June 30, 2017 was due to a $1,310,000 increase in land investment segment operating profits from Kaupulehu Developments, Barnwell's 77%-owned real estate partnership, which resulted from the receipt of a $1,000,000 payment from the Kukio Resort, KD II land development partnership and a $310,000 percentage of sales payment from Kukio in the current quarter; there were no such payments in last year's quarter, and our equity in earnings of affiliates increased by $167,000.  Partially offsetting these increases were a $224,000 decrease in oil and natural gas segment operating results and a $165,000 impairment related to vacant land on the Big Island that has been inundated by lava from the Kilauea volcano eruption which began in May 2018; additionally, last year's quarter included a $527,000 gain on the sale of our New York office.
"The loss for the nine months ended June 30, 2018 as compared to last year's net earnings for the nine months ended June 30, 2017 was due to reduced operating profits in our oil and gas, contract drilling and land investment segments of $1,213,000, the aforementioned $165,000 impairment and a $2,222,000 decrease in equity in earnings of affiliates from the Kukio Resort land development partnerships in last year's nine month period when the partnerships had one lot sale for $20,975,000; there was no such lot sale in this year's period. These results were partially offset by a $2,250,000 gain, before taxes, primarily from the sale of the Company's principal oil property located in the Red Earth area of Alberta, Canada and a $460,000 income tax benefit due to the enactment of changes to the U.S. federal income tax laws in December 2017.  Also, last year's nine months included the aforementioned $527,000 gain on the sale of our New York office.
"As announced in July 2018, Barnwell's wholly-owned subsidiaries have entered into a purchase and sale agreement for the purchase of interests in oil and natural gas properties located in the Twining area of Alberta, Canada for approximately US$10,500,000, subject to customary adjustments to the purchase price at closing, including adjustments to reflect an effective date of sale of July 1, 2018 and subject to third parties rights of first refusal which if exercised would reduce the assets purchased as well as the price paid.  The purchase price will be paid from the Company's available cash and certificates of deposit which totaled $16,999,000 at June 30, 2018, and the closing of the transaction is expected to occur in August 2018. This transaction reflects the strategic purchase by the Company of what will be its largest oil property, increasing the Company's oil and gas revenues, cash flows and reserves."
The information contained in this press release contains "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts.  These statements include various estimates, forecasts, projections of Barnwell's future performance, statements of Barnwell's plans and objectives, and other similar statements.  Forward-looking statements include phrases such as "expects," "anticipates," "intends," "plans," "believes," "predicts," "estimates," "assumes," "projects," "may," "will," "will be," "should," or similar expressions.  Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved.  Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements.  The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell's expectations are set forth in the "Forward-Looking Statements," "Risk Factors" and other sections of Barnwell's annual report on Form 10-K for the last fiscal year and Barnwell's other filings with the Securities and Exchange Commission.  Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

COMPARATIVE OPERATING RESULTS
(Unaudited)

	Three months ended		Nine months ended
	June 30,		June 30,
	2018	2017	2018	2017

Revenues	$3,168,000	$1,340,000	$6,999,000	$8,659,000

Net (loss) earnings attributable to Barnwell Industries, Inc.	$(374,000)	$(512,000)	$(712,000)	$514,000

Net (loss) earnings per
share – basic and diluted	$(0.05)	$(0.06)	$(0.09)	$0.06

Weighted-average shares and
equivalent shares outstanding:
Basic and diluted	8,277,160	8,277,160	8,277,160	8,277,160